Exhibit 99.2

World Acceptance Corporation

Conference Call for First Quarter 2016
Ended June 30, 2015
Summary of Quarterly Results

Date:  July 23, 2015

During the first quarter of fiscal 2016 the Company continued to experience difficulty in growing its loan portfolio. However, the Company did experience an improvement in our year over year annualized loan loss ratios. Net income for the quarter was $23.6 million, or $2.71 per diluted share compared to $22.6 million or $2.32 per share for the prior year quarter. This represents a 4.8% increase in net income and a 16.7% increase in diluted earnings per share when comparing the two quarterly periods. The Company’s EPS benefited from the 1.4 million shares repurchased during fiscal 2015.

As previously announced, we recently amended our revolving credit facility. Among other things, the amendment reduced the facility from $630.0 million to $600.0 million and provides for future reductions of the commitments to $500.0 million on March 31, 2016 and to $400.0 million on March 31, 2017. The amendment also requires the Company to obtain prior written consent from our lenders holding at least 66-2/3% of the aggregate commitments before repurchasing additional shares. While the amendment effectively prevents the Company from repurchasing shares without lender consent, it does not impact our ability to operate the business as usual, including growing our loan portfolio. The Company has reduced its outstanding debt $59.2 million since June 30, 2014.

Gross loans amounted to $1.15 billion at June 30, 2015, a 1.2% decrease over the $1.16 billion outstanding at June 30, 2014 and a 3.7% increase since the beginning of the fiscal year. The shift in the mix of our loan portfolio leveled off over the past 12 months and at June 30, 2015 consisted of 60.3% small loans, 39.0% larger loans and 0.6% sales finance. This is compared to 60.4%, 38.7% and 1.0% at June 30, 2014. Additionally, the overall 1.2% decrease in loan balances resulted from a 2.7% decrease in the number of accounts outstanding and a 1.5% increase in average balances outstanding.

The expansion of our branch network during the first fiscal quarter was in line with our projections. We began fiscal 2016 with 1,320 offices and opened 12 new offices; however, this was offset by the merging of 1 office, leaving us at 1,331 offices at June 30, 2015. Our plans for fiscal 2016 are to open approximately 30 offices in the US and 10 in Mexico, plus evaluate acquisitions as opportunities arise.

Total revenue for the quarter amounted to $137.2 million, a 6.0% decrease over the $145.9 million during the first quarter of the prior fiscal year. Revenues continue to be negatively impacted by lower volumes and a higher number of accounts 60+ days past due, which are no longer accruing revenue. We experienced a 3.0% decrease in our average net loans receivable less loans that are 60+ days or more contractually past due when comparing two corresponding periods for our US and traditional Mexican loans. Revenues from our Mexican operations were negatively impacted by a move in the exchange rate quarter over quarter. The move in the exchange rate had a negative impact of approximately $2.0 million on the current quarter’s revenue compared to the prior year. Revenues from the 1,248 offices open throughout both quarterly periods decreased by 6.5%.

As mentioned above, the Company experienced an improvement in net charge-offs as a percentage of average net loans on an annualized basis, with a decrease from 12.7% to 11.9%. The charge-off ratio benefited from two monthly sales of accounts previously charged-off totaling approximately $1.8 million. The buyer has been in contact with us and informed us recently that their early performance has not matched their projections. We are in the process of better understanding their collections strategy and results. This will likely have an impact on the timing of future payments from the buyer and could potentially impact the amounts received. Net charge-offs as a percentage of average net loans on an annualized basis would have been 12.8% for the quarter without the benefit of the charge-off sales. This is in line with the prior year quarter.

Accounts that were 61 days or more past due increased to 4.4% on a recency basis and to 6.5% on a contractual basis at the end of the current quarter, compared to 3.6% and 5.6%, respectively, at June 30, 2014. The increase in accounts that are 61 days or more past due was primarily a result of the change in our branch level incentive plan that was implemented in the second quarter of fiscal 2015. Since the change in the second quarter, the delinquency rates in this category have leveled off. When excluding our payroll deduct loans in Mexico, which tend to run higher delinquencies but have lower loss rates than our traditional loans, the accounts that were 61 days or more past due at June 30, 2015 were 4.2% on a recency basis and 5.8% on a contractual basis.

General and administrative expenses amounted to $67.6 million in the first fiscal quarter, a 7.9% decrease over the revised $73.3 million in the same quarter of the prior fiscal year. As a percentage of revenues, our G&A decreased from 50.2% during the first quarter of fiscal 2015 to 49.2% during the current quarter. Our G&A per average open office decreased by 11.6% when comparing the two fiscal quarters. General and administrative expenses were impacted in the current quarter due to the release of expense previously accrued under the Group B performance based restricted stock awards. The Company no longer believes that the earnings per share target of $16.00 per share is achievable during the measurement period which ends on March 31, 2017. The release resulted in a decrease in personnel expense of approximately $3.4 million. G&A also decreased approximately $1.2 million due to the reversal of long-term equity incentive accruals resulting from the resignation of a Senior Vice President during the quarter. This was partially offset by the accrual of approximately $400,000 of severance related expenses. The Company also reversed approximately $1.0 million for certain long-term equity incentive accruals related to the planned retirement of the CEO on September 30, 2015. The Company also recorded an additional $1.2 million of expense related to the previously announced bond offering.

We remain optimistic about our Mexican operations. We have approximately 141,000 accounts and approximately $96.3 million in gross loans outstanding. While this represents a 9.3% decrease in loan balances in US dollars over the last year, Mexico’s ledger increased 9.6% in Mexican pesos over June 30, 2014. Revenues in Mexico decreased by 11.1% in US dollars; however, revenues in Mexico increased by 4.8% in Mexican pesos when comparing the two fiscal years. Net charge-offs as a percent of average net loans decreased from 13.0% in fiscal 2015 to 12.6% during the current fiscal year. Additionally, our 61+ day delinquencies were 6.3% and 13.4% on a recency and contractual basis, respectively, a change from 7.5% and 14.2%, respectively, as of the end of June 30, 2014. During the current quarter, excluding intercompany charges, pretax earnings amounted to $2.1 million, a 19.2% decrease over the $2.6 million in pretax earnings during the first quarter fiscal 2015.

The Company’s return on average assets of 12.6% and return on average equity of 36.3% on a trailing 12 month basis continued their excellent historical trend during the first quarter fiscal 2015.

This transcript contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,”  “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, , but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation;  any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed civil investigative demand from the CFPB that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; whether the Company can successfully implement its CEO succession and transition plans; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2015 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this script beyond the publication date, or for changes made to this document by wire services or Internet services.

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